Exhibit 5.1

Pillsbury Winthrop Shaw Pittman LLP

50 Fremont Street | San Francisco, CA 94105-2228 | tel 415.983.1000 | fax 415.983.1200

MAILING ADDRESS: P. O. Box 7880 | San Francisco, CA 94120-7880

April 6, 2010

Potlatch Corporation

601 West First Ave., Suite 1600

Spokane, Washington 99201

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We are acting as counsel for Potlatch Corporation, a Delaware corporation (the “Company”), and PFHI Idaho Investment LLC, a Delaware limited liability company, PFPC McCall Investment LLC, a Delaware limited liability company, Potlatch Forest Holdings, Inc., a Delaware corporation, Potlatch Lake States Timberlands, LLC, a Delaware limited liability company, Potlatch Land & Lumber, LLC, a Delaware limited liability company, Potlatch Minnesota Timberlands, LLC, a Delaware limited liability company, Potlatch Timberlands, LLC, a Delaware limited liability company, and Potlatch Wisconsin Timberlands, LLC, a Delaware limited liability company (collectively, the “Guarantors”), in connection with the Registration Statement on Form S-4 filed on April 6, 2010 by the Company and the Guarantors with the Securities and Exchange Commission (the “Registration Statement”) relating to the registration under the Securities Act of 1933 (the “Act”) of up to $150,000,000 principal amount of 7 1/2% Senior Notes due 2019 (the “Exchange Notes”) and of guarantees by the Guarantors with respect to the Exchange Notes (the “Guarantees”). The Exchange Notes and the Guarantees will be issued under an Indenture dated as of November 3, 2009 (the “Indenture”) among the Company, the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”). The Indenture has been filed as Exhibit 4.1 to the Registration Statement.

We have reviewed the Registration Statement and such other agreements, documents, records, certificates and other materials, and have reviewed and are familiar with such corporate proceedings and satisfied ourselves as to such other matters, as we have considered relevant or necessary as a basis for this opinion. In such review, we have assumed the accuracy and completeness of all agreements, documents, records, certificates and other materials submitted to us, the conformity with the originals of all such materials submitted to us as copies (whether or not certified and including facsimiles), the authenticity of the originals of such materials and all materials submitted to us as originals, the genuineness of all signatures and the legal capacity of all natural persons. We have also assumed that the Indenture has been duly authorized, executed and delivered by the Trustee.

On the basis of the foregoing and the assumptions set forth below, and subject to the other qualifications and limitations set forth herein, we are of the opinion that, when the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the Registration Statement, the Indenture and the authorization thereof by the Company’s Board of Directors, (a) the Exchange Notes will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms and (b) the Guarantee of each Guarantor will constitute a valid and legally binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms.

This opinion is subject to and limited by the effect of (a) applicable bankruptcy, insolvency, reorganization, fraudulent conveyance and other similar laws affecting creditors’ rights generally, (b) general equitable principles (whether considered in a proceeding in equity or at law) and (c) requirements of materiality, reasonableness, good faith and fair dealing and the discretion of the court before which any proceeding therefor may be brought.

We have assumed that at or prior to the time of the issuance of the Exchange Notes, the Registration Statement, including any amendments thereto, will be effective under the Act, the Indenture will have been duly qualified under the Trust Indenture Act of 1939, the Company’s Board of Directors shall not have rescinded or otherwise modified its authorization of such issuance and the Board of Directors of each Guarantor shall not have rescinded or otherwise modified its authorization of the Guarantees.

Potlatch Corporation

April 6, 2010

This opinion is limited to the General Corporation Law of the State of Delaware, the Limited Liability Company Act of the State of Delaware and the law of the State of New York, in each case as in effect on the date hereof.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus included therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP
PILLSBURY WINTHROP SHAW PITTMAN LLP
E-09372